Exhibit 10.4

SUNOCOCORP LLC

Long-Term Incentive Plan

Unit Award

Dear #ParticipantName#:

We are extremely pleased to inform you that the Compensation Committee of the Board of Directors of SunocoCorp Management LLC (the “Manager”) has, on behalf of SunocoCorp LLC (the “Company”), granted you an award of phantom units of the Company (the “Award”) under the Company’s Long-Term Incentive Plan (the “Plan”). Vesting of the phantom units is subject to (i) your continued service with the Company or one of its affiliates on the vesting dates; and (ii) the terms and conditions set forth in the Plan and the attached Time-Vested Phantom Unit Award Agreement (the “Award Agreement”). By accepting this Award online, you agree to the terms of the Plan and the Award Agreement.

The Award is subject to vesting as follows:

Vesting Schedule:	100% on the third (3rd) December 5th following the year of service in respect of which the Award is being granted (the “Service Year”)

Upon vesting, you will be entitled to receive, with respect to each vested phantom unit, one Common Unit (as defined in the Company’s Fifth Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time).

In addition, this Award entitles you to receive, with respect to each phantom unit that has not either vested or been forfeited, cash payments equal to distributions per Common Unit made by the Company on its outstanding Common Units, in each case promptly following each such distribution made by the Company to its members.

Please note that like any compensation arrangement, an Award under the Plan is to be kept confidential unless required to be disclosed by SEC disclosure regulations.

By accepting this Award, you agree to be bound by the terms and conditions of the Award Agreement, including, without limitation, the provisions concerning confidentiality and non-solicitation. You further acknowledge and agree that this Award is conferred solely at the discretion of the Company, and it is valid consideration for your promise to comply with the provisions in the Award Agreement, including in relation to confidentiality and non-solicitation.

Thanks for your continuing contribution to our efforts. It is a pleasure for us to be associated with you in building an even greater Company.

/s/ Joseph Kim
Joseph Kim
President and Chief Executive Officer

SUNOCOCORP LLC

LONG-TERM INCENTIVE PLAN

Time-Vested Phantom Unit Award Agreement

This Time-Vested Phantom Unit Award Agreement (the “Award Agreement”) is entered into on the date of acceptance by the participant (the “Participant”) (as set out in Section 1.1 below) and is made by and between SunocoCorp LLC (the “Company”) and the Participant. The Company and its Affiliates may collectively be referred to as the “SUN Entities” and each a “SUN Entity.” Except as otherwise expressly provided herein, all capitalized terms used in this Award Agreement, but not defined, shall have the meanings provided in the Plan (as defined below).

Recitals:

WHEREAS, the Company has adopted the SunocoCorp LLC Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”), which Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of SunocoCorp Management LLC; and

WHEREAS, the Committee has determined to make an award (the “Award”) to the Participant of phantom units (the “Phantom Units”) representing the right to receive, following vesting of and upon settlement of the Phantom Units, Common Units (as defined in the Company’s Fifth Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time), subject to a risk of forfeiture pursuant to the terms and conditions of this Award Agreement and the Plan; and

WHEREAS, the Participant has determined to accept such Award;

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I:

Award of Phantom Units

1.1 Award. Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants the Participant an Award of Phantom Units as specified within the Participant’s RSU account within Fidelity Stock Plan Services, LLC (the Company’s online equity award tracking system at the time of the Award). The details of the Award are as follows:

Participant:	#ParticipantName#
Date of Grant:	#GrantDate#
Total Number of Phantom Units: Service Year: Vesting Schedule:	#QuantityGranted# #Service Year# 100% on the third December 5th following the Service Year

Subject to Section 3.11, the Phantom Units granted under this Award Agreement must be settled in Common Units.

This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitles the Participant to receive with respect to each Phantom Unit, so long as the underlying Phantom Unit has not either vested or been forfeited, an amount in cash equal to the distributions per Common Unit made by the Company on its issued and outstanding Common Units, with such payment being made promptly following each such distribution made by the Company and in any event no later than December 31st of the third calendar year after the Service Year.

1.2 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Award Agreement. In the event of any inconsistency or discrepancy between the provisions of this Award Agreement and the Plan, the provisions in the Plan shall govern and prevail. This Award Agreement is subject in all respects to the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to Participant hereunder. Capitalized terms and phrases used in this Award Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.3 Vesting/Payments. Except as otherwise provided herein, this Award is subject to vesting over a three (3) year period (the “Vesting Period”), with 100% of this Award to vest on the third December 5th following the Service Year subject to the Participant’s continued employment with the Company or its Affiliates on the vesting date.

(a) Settlement of Vested Phantom Units. Upon the vesting of a Phantom Unit, within twenty-five (25) days of the vesting date and in any event no later than December 31st of the third calendar year after the Service Year, the Company shall deliver or cause to be delivered to the Participant one Common Unit of the Company for each vested Phantom Unit, subject to applicable governmental tax withholdings described in Section 1.3(c).

(b) Payment of DERs. As noted above, the Participant is entitled to receive from the Company, with respect to each Phantom Unit that has not either vested or been forfeited, DERs. Upon the forfeiture or vesting of the underlying Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Phantom Units made prior to the date of such forfeiture or vesting.

(c) Tax Withholding. All settlements of Phantom Units and payments with respect to DERs under this Award Agreement are subject to applicable governmental tax withholdings as determined by the Company. Prior to vesting of Phantom Units or payment with respect to DERs, the Participant must satisfy applicable governmental tax withholding due with respect to such vesting or payment.

(i) Phantom Units. Participant may elect to satisfy withholding obligations associated with the vesting or settlement of Phantom Units in cash or by the Company withholding from the Common Units issued in settlement of the Phantom Units such number of Common Units as is sufficient to satisfy such withholding obligations. Notwithstanding the above, the Company shall also have the right to require Participant to satisfy all employment, payroll, social insurance or other tax withholding and reporting obligations that the Company determines are due or may become due prior to the settlement of the Phantom Units, including by reducing the number of Common Units otherwise deliverable upon the future settlement of the Phantom Units.

(ii) DERs. Cash payments of DERs, shall be made net of any applicable governmental withholding.

1.4 Change of Control. Notwithstanding Section 1.3 of this Award Agreement, in the event of a Change of Control, as that term is defined in the Plan, occurring prior to the date all outstanding Phantom Units granted hereunder have vested in accordance with Section 1.3 above, all then-outstanding unvested Phantom Units granted pursuant to this Award Agreement shall become immediately vested and nonforfeitable and the Company shall deliver the Common Units (or the amount of cash equal to the Fair Market Value of such Common Units as of the date of such event) to the Participant as soon as practicable thereafter, but no later than the twenty-fifth (25th) calendar day immediately following the date of occurrence of such Change in Control or December 31st of the third calendar year after the Service Year, whichever occurs earlier, less any applicable federal, state, local and foreign withholding taxes, provided that the Participant remained employed immediately before the Change in Control.

1.5 Termination of Employment.

(a) Death or Permanent Disability. No portion of this Award shall be forfeited as a result of the occurrence, prior to the end of the Vesting Period, of the Participant’s death or Disability (as defined in the Plan). Instead, in the event of the Participant’s death or Disability, this Award shall become immediately vested and nonforfeitable and the Company shall deliver the Common Units to the Participant or the Participant’s estate, no later than twenty-five (25) calendar days following the date of the Participant’s death or the date of the determination of the Participant’s Disability.

(b) Qualified Retirement. Participants who have at least five (5) years of service with the Company or its Affiliates and leave voluntarily due to retirement will be eligible for the accelerated vesting of this Award per the following schedule:

•	Participants ages 65-68 are eligible for the accelerated vesting of 40% of the unvested Phantom Units under the Award at the time of the Participant’s separation from service due to retirement.

•

Participants over the age of 68 are eligible for the accelerated vesting of 50% of the unvested Phantom Units under the Award at the time of the Participant’s separation from service due to retirement.

Notwithstanding the foregoing, in order for this Award to be accelerated under the qualified retirement provision hereof, it must be outstanding for at least one year from the date of grant, referenced in Section 1.1(b) above.

Any qualified retirement occurring prior to the one-year anniversary of the date of grant will result in the Award hereunder being forfeited with no acceleration.

With respect to a Participant that is a U.S. Taxpayer: (i) any termination due to a retirement under this Section 1.5 must also qualify as a “separation from service” within the definition of Section 409A, and (ii) notwithstanding anything to the contrary within Section 1.3(a), no portion of the vested Phantom Units (or associated DERs) will be paid to the Participant prior to such a “separation from service” event.

(c) Termination due other than to Death, Disability or Qualified Retirement. The Award granted hereunder is for the express purpose of retaining the services and engagement of the Participant for the full time of the Vesting Period. Except as otherwise provided in the Plan or in Sections 1.5(a) and (b) of this Award Agreement, the unvested portion of this Award shall be automatically forfeited upon the Date of Termination, for no consideration, as a result of the termination of the Participant’s employment with the Company or its Affiliates for any reason, including by reason of retirement prior to the end of the Vesting Period, and Participant shall not have any further rights with respect to any such forfeited Phantom Units.

(d) Leaves of Absence. The Committee shall determine whether any leave of absence constitutes a termination of employment within the meaning of the Plan and the impact of such leave of absence on awards made to Participant under the Plan. Notwithstanding the foregoing, the Committee will not deem a leave of absence as a termination in circumstances prohibited by applicable employment standards legislation.

ARTICLE II

Restrictive Covenants

2.1 Confidentiality and Access to Confidential Information

(a) Participant’s Receipt of and Access to Confidential Information and Protected Relationships. In connection with Participant’s service to the SUN Entities, the Company and/or its Affiliates have provided and will continue to provide Participant access to, and/or allow Participant the opportunity to develop, confidential information of the SUN Entities, including certain information pertaining to the SUN Entities’ past, current, and future: business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to the SUN Entities’ business that is treated by the Company as confidential (all of the foregoing collectively, “Confidential Information”). The SUN Entities will also provide Participant access to, and the opportunity to develop, business relationships with the SUN Entities’ customers, clients, and partners with whom the SUN Entities have developed goodwill and to which Participant would not otherwise have access (collectively, “Protected Relationships”). Participant acknowledges and agrees that even if Participant creates or adds to any Confidential Information or Protected Relationships, Participant is being compensated to do so under Participant’s service with the SUN Entities and any such information is and will remain the property of the SUN Entities.

(b) Participant’s Obligations of Non-Use and Non-Disclosure. Participant acknowledges that the business of the Company and its Affiliates is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships are valuable, special, and unique assets of the Company and its Affiliates which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information. Participant further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the Company and its Affiliates in maintaining their competitive position. Accordingly, Participant hereby agrees that Participant will not, at any time during or after Participant’s service to any of the SUN Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the SUN Entities.

(c) Third-Party Information. Participant acknowledges that, as a result of Participant’s service with the Company or its Affiliates, Participant has had and will continue to have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the SUN Entities. Participant agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d) Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Participant during the period of Participant’s service which contain or disclose the Confidential Information and/or Protected Relationships shall be and remain the property of the SUN Entities. Upon request, and in any event without request upon termination of Participant’s service for any reason, Participant shall promptly deliver the same, and all copies, derivatives and extracts thereof, to the SUN Entities.

(e) Restriction Limitations. Notwithstanding the foregoing or anything herein to the contrary, Participant acknowledges and agrees that (i) nothing contained in this Award Agreement will prohibit Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing in this Award Agreement is intended to or will prevent Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state, local or foreign government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.2 Non-Solicit/Non-Hire

(a) Consideration for Restrictive Covenants. The restrictive covenants contained in this Section 2.2 are supported by consideration to Participant from the Company as specified in this Award Agreement, including, but not limited to, the consideration provided in Article I. Participant agrees that the restrictive covenants contained in this Section 2.2 are in exchange for the consideration specified herein, as a material incentive for the Company to enter into this Award Agreement, to help enforce Participant’s agreement not to use or disclose Confidential Information and Protected Relationships as set forth in Section 2.1, and to protect the SUN Entities’ goodwill which Participant will help develop during Participant’s period of service.

(b) Non-Solicitation/Non-Hire of Employees. During the Restrictive Covenant Period (as defined below), Participant shall not, without written consent of the SUN Entities, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire, retain or seek to hire or retain any employee of the SUN Entities or in any other manner attempt directly or indirectly to solicit, influence, induce, or encourage any employee of the SUN Entities to leave the employment of the SUN Entities, nor shall Participant use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the SUN Entities for the purpose of soliciting or hiring such employee for potential employment or services on behalf of any person or entity other than the SUN Entities.

(c) Non-Solicitation of Customers and Business Partners. During the Restrictive Covenant Period, Participant shall not, on Participant’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

(i) influence, induce, solicit or encourage any potential or actual customer, actual vendor, or actual business partner of the SUN Entities to abandon, reduce, or materially change its business relationship with the SUN Entities, or

(ii) provide products or services related to the Restricted Business (as defined below) to any potential or actual customer or actual business partner of the SUN Entities.

During the post-employment period of the Restrictive Covenant Period, this Section 2.2(c) shall only restrict Participant’s activities with respect to (i) actual or potential customers and actual business partners of the SUN Entities with whom Participant had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Participant’s employment for any reason, or (ii) actual or potential customers and actual business partners of the SUN Entities about whom Participant learned Confidential Information in the twenty-four (24) months preceding the termination of Participant’s service for any reason.

(d) Definitions.

(i) Restricted Business. The Restricted Business is defined as the products and services provided or proposed to be provided by the SUN Entities during Participant’s employment and which Participant (1) was directly involved or indirectly involved through the supervision of other employees; or (2) about which Participant received Confidential Information.

(ii) Restrictive Covenant Period. The Restrictive Covenant Period is defined as the period of time during Participant’s employment with any SUN Entity and continuing for one (1) year after the date Participant is no longer employed by any of the SUN Entities, regardless of the reason for the termination of Participant’s employment and regardless of whether Participant’s employment was terminated by Participant or the SUN Entities.

(e) Reasonableness of Restrictions; Breach and Reformation. Participant understands and agrees that the restrictions and obligations upon Participant contained in this Award Agreement are material to the SUN Entities and that this Award Agreement would not be entered into without these promises from Participant. Participant acknowledges that these restrictions and obligations do not terminate when Participant’s employment terminates. Participant understands that the restrictions in Sections 2.1 and 2.2 of this Award Agreement may limit Participant’s ability to engage in a business similar to or competitive with the SUN Entities, but acknowledges that Participant will receive sufficient consideration from the SUN Entities under this Award Agreement to justify such restrictions. Participant further acknowledges that the foregoing restrictions and obligations do not prevent Participant from earning a living with the skills and experience Participant currently possesses. Participant acknowledges that money damages would not be a sufficient remedy for any breach of this Award Agreement by Participant, and, as such, the SUN Entities shall be entitled to enforce their rights under this Award Agreement by injunctive relief in addition to all remedies available at law or in equity. Participant agrees that in the event of a breach, or a threatened breach, by Participant of any of the provisions of Sections 2.1 and 2.2 of this Award Agreement the SUN Entities shall be entitled to seek, in addition to any and all other rights, remedies or damages (including the right to receive any and all Common Units of the Company delivered hereunder or the market value of the Common Units delivered hereunder) available to the SUN Entities at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Participant, or by any or all of Participant’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or in concert with, Participant, and that the SUN Parties shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

It is expressly understood and agreed that the Company and the Participant consider the restrictions and obligations upon Participant contained in this Section 2.2 to constitute reasonable restraints as to time, geography, and activities involved, and to be necessary for the purposes of preserving and protecting the goodwill, Confidential Information, Protected Relationships, and other legitimate business interests of the SUN Entities. Nevertheless, if any covenant contained in this Section 2.2 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the legitimate business interests of the SUN Entities, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of the SUN Entities. Participant hereby expressly waives, and agrees not to assert, any challenge to any restrictive covenant in this Award Agreement premised upon insufficiency of consideration, over breadth or unreasonableness, or that any provisions of this Award Agreement are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.

ARTICLE III

General Provisions

3.1 Successors and Assignability. This Award Agreement shall be binding upon, and inure to the benefit of the Manager, the Company and any of their successors or their assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Manager or the Company’s assets and business. Unless otherwise provided by the Committee: (a) no part of this Award shall be assignable or transferable by the Participant, except by will or the laws of descent and distribution; and (b) during the Participant’s life, this Award shall be payable only to Participant, or Participant’s guardian or legal representative. In the event of the Participant’s death, payment, to the extent permitted by this Award Agreement and the Plan, shall be made to the Participant’s estate.

3.2 Rights as a Member. Until Common Units have been validly issued (as fully paid Common Units representing membership interests in the Company) in settlement of vested Phantom Units to the Participant or any other person, neither Participant nor such other person shall be entitled to any privileges of Common Unit ownership, (including, without limitation, any voting rights or any right to distributions paid with respect to the Common Units underlying the Phantom Units), or otherwise have any rights as a member of the Company, by reason of the Award.

3.3 No Right to Continued Employment. Nothing in this Award Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof or establish standards regarding the termination from employment of the Participant. Furthermore, the Company or any Affiliate may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Award Agreement, unless otherwise expressly provided in the Plan, this Award Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.

3.4 Amendment. This Award Agreement shall not be amended or modified except by an instrument in writing executed by both parties hereto.

3.5 Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Award Agreement for purposes of interpreting, construing or applying this Award Agreement and will not define, limit, extend, explain or describe the scope or extent of this Award Agreement or any of its terms and conditions.

3.6 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

3.7 Notices. Communications shall be addressed and directed to the parties, as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Company:	SunocoCorp LLC 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 Attn: Group SVP - Human Resources & Administration

Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company.

(b) if to the Participant: to the address for Participant as it appears on the Company’s records.

3.8 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

3.9 Amendments, Suspension and Termination. Solely to the extent permitted by the Plan, this Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. Except as provided in the preceding sentence, this Award Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

3.10 Code Section 409A. In respect of Participants that are U.S. Taxpayers:

(a) General. This Award Agreement is intended to comply with the provisions of Section 409A of the Code (“Section 409A”) and this Award Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Award Agreement and the Plan shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.

(b) Delayed Payment Rule. If and to the extent any portion of any payment provided to the Participant under this Award Agreement in connection with the Participant’s “separation from service” (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the

Participant, as a condition to accepting benefits under this Award Agreement and the Plan, agrees to be bound, such portion of the Phantom Units and, if applicable DERs, to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of the Participant’s death (as applicable, the “New Payment Date”). Any amount that is otherwise payable within the six (6) month period described in the preceding sentence, will be aggregated and paid in a lump sum without interest. In addition, if a distribution is paid by the Company with respect to its Common Units during the six month period between the Participant’s separation from service and the New Payment Date, the Company shall calculate the distribution amount that the Participant would have received with respect to each Phantom Unit that is not settled through delivery of a Common Unit pursuant to this Section 3(b) during the six (6) month delay period and shall pay such amount, without interest, to the Participant on the New Payment Date.

(c) Separate Payments, No Acceleration. For purposes of Section 409A, each payment or settlement of any portion of the Phantom Units under this Award Agreement shall be treated as a separate payment of compensation. Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any such Phantom Units except to the extent specifically permitted or required by Section 409A.

(d) No Representation. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Award Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

3.11 Compliance with Applicable Law. Notwithstanding any provision of this Award Agreement to the contrary, the issuance of Common Units hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Units may then be listed. No Common Units will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Units may then be listed. In addition, Common Units will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended from time to time, is in effect at the time of such issuance with respect to the Common Units to be issued or (b) in the opinion of legal counsel to the Company, the Common Units to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act of 1933, as amended from time to time. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Common Units hereunder will relieve the Company of any liability in respect of the failure to issue such Common Units as to which such requisite authority has not been obtained. As a condition to any issuance of Common Units hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

3.12 Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, this Award and amounts paid or payable pursuant to or with respect to this Award shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Manager or the Company, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of this Award and amounts paid or payable pursuant to or with respect to this Award. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, the Manager and the Company reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or this Award Agreement with retroactive effect.

3.13 Entire Agreement. This Award Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Award Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

BY ACCEPTING THIS AWARD ONLINE YOU AGREE TO THE TERMS OF THE AWARD AGREEMENT AS SPECIFIED HEREIN.